                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C., 20549

                                   FORM 8-K/A
               (An amendment to Form 8-K filed on July 16, 1997)


               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): July 1, 1997


                           ------------------------


                         INTERNATIONAL HOME FOODS, INC.
             (Exact name of registrant as specified in its charter)


        DELAWARE                                       13-3377322
(State of other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                     Identification No.)

 1633 LITTLETON ROAD, PARSIPPANY, N.J.                   07054
(Address of principal executive offices)              (Zip Code)

       Registrant's telephone number, including area code: (201) 359-9920


                           ------------------------

                         INTERNATIONAL HOME FOODS, INC.

                              INDEX TO FORM 8-K/A




ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

The following consolidated financial statements of Bumble Bee Seafoods, Inc. and Subsidiaries (collectively referred to as "Bumble Bee Seafoods, Inc.") are filed with amendment to International Home Foods, Inc. (the "Company" or "IHF, Inc.") Form 8-K which was previously filed on July 16, 1997.

                                                                               PAGE NO.
                                                                               --------
         Independent Auditors' Report                                              3

         Consolidated Balance Sheet - December 31, 1996 and 1995                   4

         Consolidated Statement of Operations and Accumulated Deficit -
            Years Ended December 31,1996, 1995 and 1994                            5

         Consolidated Statement of Cash Flows - Years Ended
             December 31, 1996, 1995 and 1994                                      6

         Notes to Consolidated Financial Statements                                7-16

                           BUMBLE BEE SEAFOODS, INC.
                                AND SUBSIDIARIES

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors
Bumble Bee Seafoods, Inc.:

We have audited the accompanying consolidated balance sheets of Bumble Bee Seafoods, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations and accumulated deficit, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bumble Bee Seafoods, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the consolidated financial statements, the Company's notes payable and subordinated note payable were due and payable in May 1996; non-payment has constituted events of default. The Company does not currently have the funds to retire these obligations. Such conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans related to this matter are described in Note 6 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




April 11, 1997, except as to Note 9
   which is as of July 1, 1997

                           BUMBLE BEE SEAFOODS, INC.
                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                    YEAR ENDED           YEAR ENDED
                                                                                      DEC. 31,             DEC. 31,
                           ASSETS (NOTE 6)                                              1996                1995
                                                                                    ----------          -----------
Current assets:
   Cash                                                                             $   2,098           $   2,815
   Trade accounts receivable, less allowance for doubtful accounts of $844
     and $985 in 1996 and 1995, respectively                                           32,174              36,053
   Other receivables                                                                      607               1,148
   Inventories (note 2)                                                                82,312              82,300
   Prepaid expenses                                                                     4,758               4,775
                                                                                    ---------           ---------

                  Total current assets                                              $ 121,949           $ 127,091
                                                                                    ---------           ---------

Investment in SEAFMAN at cost (note 1)                                                  1,992               1,992
Property and equipment, net (note 3)                                                   20,308              21,367
Goodwill, less accumulated amortization of $97,547 and
   $30,174 in 1996 and 1995, respectively (note 9)                                     73,262             140,635
Other assets                                                                              725                 733
                                                                                    ---------           ---------

                                                                                    $ 218,236           $ 291,818
                                                                                    ---------           ---------
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities:
   Notes payable (note 6)                                                             100,150             100,150
   Revolving line of credit (note 6)                                                   70,111              68,313
   Accounts payable:
     Trade and other (note 7)                                                          51,516              51,164
     Unicord Public Company Limited (note 7)                                            7,062               7,514
     Accrued liabilities                                                               26,733              24,045
                                                                                    ---------           ---------

                  Total current liabilities                                         $ 255,572           $ 251,186
                                                                                    ---------           ---------

Stockholder's equity (deficit) (note 6):
   Common stock, $1.00 par value; authorized,
     issued and outstanding 35,000 shares                                                  35                  35
   Additional paid-in capital                                                         121,965             121,965
   Accumulated deficit                                                               (159,336)            (81,368)
                                                                                    ---------           ---------

                  Total stockholder's equity (deficit)                                (37,336)             40,632
                                                                                    ---------           ---------

Commitments, contingencies and subsequent event (notes 8 and 9)

                                                                                    $ 218,236           $ 291,818
                                                                                    =========           =========

                            BUMBLE BEE SEAFOODS, INC
         CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   FOR YEARS ENDED DECEMBER 31,

                                                            1996                1995                1994
                                                        ----------           ---------           ---------
Sales, net of allowances                                 $ 395,607           $ 393,704           $ 410,192
Cost of sales (note 7)                                     275,678             273,888             285,409
                                                        ----------           ---------           ---------

                  Gross profit                             119,929             119,816             124,783

Selling and promotional expenses                            96,431              90,561              93,864
General and administrative expenses                         14,459              13,419              14,592
Amortization and write-off of goodwill (note 9)             67,373               5,227               4,632
                                                        ----------           ---------           ---------

                  Operating income (loss)                  (58,334)             10,609              11,695
                                                        ----------           ---------           ---------
Other expense:
   Interest expense (note 6)                                19,322              16,209              11,344
   Other expense (income), net                                (127)              1,620                 502
                                                        ----------           ---------           ---------

                                                            19,195              17,829              11,846
                                                        ----------           ---------           ---------

                  Loss before income taxes                 (77,529)             (7,220)               (151)

Income taxes (note 4)                                          439                 642                 613
                                                        ----------           ---------           ---------

                  Net loss                                 (77,968)             (7,862)               (764)

Accumulated deficit at beginning of year                   (81,368)            (73,506)            (72,742)
                                                        ----------           ---------           ---------

Accumulated deficit at end of year                      $ (159,336)          $ (81,368)          $ (73,506)
                                                        ==========           =========           =========

                  Net loss per share                    $(2,227.66)          $ (224.63)          $  (21.83)
                                                        ==========           =========           =========

                           BUMBLE BEE SEAFOODS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                   FOR YEARS ENDED DECEMBER 31,

                                                                                1996           1995          1994
                                                                              --------      --------        ------
Cash flows from operating activities:
   Net loss                                                                   $(77,968)     $ (7,862)     $   (764)
   Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
       Depreciation and amortization                                             2,589         2,559         2,786
       Amortization and write-off of goodwill                                   67,373         5,227         4,632
       (Gain) loss on disposal of fixed assets                                      --            13           (93)
       Change in assets and liabilities:
         (Increase) decrease in trade accounts receivable and
           other receivables                                                     4,420        (3,550)          690
         Decrease (increase) in inventories                                        (12)          138        (4,718)
         Decrease (increase) in prepaid expenses and other
           assets                                                                   25        (1,234)        1,426
         Increase (decrease) in trade and other payables                           352           (95)        1,745
         Decrease in Unicord Public Company Limited payable
                                                                                  (452)       (1,174)       (4,026)
         Increase in accrued liabilities                                         7,188         4,508         3,900
                                                                              --------      --------        ------

                  Net cash provided by (used in) operating
                    activities                                                   3,515        (1,470)        5,578
                                                                              --------      --------        ------

Cash flows from investing activities:
   Proceeds from sale of fixed assets                                               --            31           147
   Acquisition of machinery and equipment                                       (1,530)       (1,152)       (1,413)
                                                                              --------      --------        ------

                  Net cash used in investing activities                         (1,530)       (1,121)       (1,266)
                                                                              --------      --------        ------

Cash flows from financing activities:
   Contribution of capital by Unicord Public Company Limited
                                                                                    --         4,000            --
   Principal proceeds from revolving line of credit, net                         1,798         7,057         2,152
   Principal repayments on long-term debt                                       (4,500)       (8,000)       (7,000)
                                                                              --------      --------        ------

                  Net cash provided by (used in) financing
                    activities                                                  (2,702)        3,057        (4,848)
                                                                              --------      --------        ------

Net increase (decrease) in cash                                                   (717)          466          (536)
Cash at beginning of year                                                        2,815         2,349         2,885
                                                                              --------      --------        ------

 Cash at end of year                                                          $  2,098      $  2,815      $  2,349
                                                                              ========      ========        ======
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest                                                                 $ 12,083      $ 13,369        11,007
     Income taxes                                                                  387           716           681

                            BUMBLE BEE SEAFOODS, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                        DECEMBER 31, 1996, 1995 AND 1994


(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Organization and Description of Business

       Bumble Bee Seafoods, Inc. (the Company or BBSI) was incorporated in the state of Delaware on June 11, 1984 and commenced operations effective June 8, 1985. The Company produces, distributes and markets various canned seafoods and seafood derivative products including tuna, salmon and pet foods. The Company operates plants in Mayaguez, Puerto Rico and Santa Fe Springs, California.

       In September 1989, in simultaneous transactions, Unicord Public Company Limited (Unicord), a Thailand-based company, acquired all outstanding common stock of Uni Group, Inc. (UGI), a Delaware corporation through a wholly-owned subsidiary, Uni Group, Inc., a British Virgin Islands corporation, and UGI acquired all outstanding stock of BBSI. The acquisition cost of $285,000 was financed by approximately $35,000 of cash and $250,000 of notes payable.

       The acquisition was accounted for as a purchase. Push-down accounting has been applied to reflect the fair market value of the assets acquired and liabilities assumed, including liabilities incurred to finance the transaction.

       Principles of Consolidation

       The consolidated financial statements include the financial statements of the Company and its three wholly-owned subsidiaries, Bumble Bee International, Inc. (BBII), Commerce Distributing Company, and Santa Fe Springs Holding Company. All significant intercompany balances and transactions have been eliminated in consolidation.

       The Company has a minority ownership interest in Sociedad Ecuatoriana de Alimentos y Frigorificos Manta, C.A. (SEAFMAN), an Ecuador corporation. In accordance with Ecuadorian regulations, the Company may not hold, either legally or beneficially, a controlling interest in SEAFMAN or exercise significant influence over its operations. The investment in SEAFMAN is accounted for at cost, which approximates its value under the equity method of accounting.

       Inventories

       Raw fish inventories are stated at specifically identified cost. All other inventories are stated at weighted average cost, not in excess of market.

       Goodwill

       Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, 40 years. The Company assesses the recoverability of this intangible asset whenever events or changes in circumstances indicate that the goodwill will not be recoverable. The amount of goodwill impairment, if any, is measured as the amount by which the carrying amount of goodwill exceeds its fair value.

                           BUMBLE BEE SEAFOODS, INC.

       Property, Plant and Equipment

       Property, plant and equipment are stated at cost. Depreciation on machinery and equipment is calculated using the straight-line method over the estimated useful lives of the assets, generally ranging from three to ten years; buildings are depreciated using the straight-line method over 20 years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

       Income Taxes

       The Company accounts for income taxes in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company maintains a valuation allowance against deferred tax assets in order to reduce the amount of those deferred tax assets to an amount that management believes will be realized. Management bases such estimates on several factors, including the reversal of deferred tax liabilities, projected future taxable income and tax planning strategies.

       Commitments and Contingencies

       Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Recoveries from third parties which are probable of realization are separately recorded, and are not offset against the related liability in accordance with Financial Accounting Standards Board Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts."

       Fair Value of Financial Instruments

       The carrying amounts of all receivables, trade accounts payable and accrued liabilities approximate fair value due to the short-term nature of such instruments. It is not practicable to estimate the fair value of amounts due to Unicord Public Company Limited, trade acceptances to foreign banks, and notes payable as the payment of these obligations is dependent upon receiving proceeds from the sale of substantially all assets of the Company and the approval of the payment of certain portions of these obligations by the Federal Bankruptcy Court (Notes 6, 8 and 9).

                           BUMBLE BEE SEAFOODS, INC.

       Use of Estimates

       Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

       Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

       The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS No. 121), on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles, including goodwill, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. In conjunction with the pending sale of the assets of the Company (Note 10) and in applying the provisions of SFAS No. 121, the Company recorded a charge to operations of $63,000 for the year ended December 31, 1996, representing the write-down of goodwill due to impairment.

       Net Loss per Common Share

       The computation of net loss per share is based on the weighted-average number of outstanding common shares during each year. The weighted-average number of common shares outstanding for the years ended December 31, 1996, 1995 and 1994 was 35,000.

       Reclassifications

       Certain 1994 and 1995 amounts have been reclassified to conform with the 1996 presentation.

(2)    INVENTORIES

       Inventories at December 31, 1996 and 1995 are comprised of the following:

                                                   1996         1995
                                                  -------     -------

        Raw fish, materials and supplies          $13,615     $12,035
                                                  -------     -------
        Finished goods, primarily canned fish      68,697      70,265
                                                  -------     -------

                                                  $82,312     $82,300
                                                  =======     =======

                           BUMBLE BEE SEAFOODS, INC.

(3)    PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment at December 31, 1996 and 1995 consists of the following:

                                                             1996          1995
                                                           --------      --------
        Land                                               $  3,090      $  3,090
        Buildings                                            11,978        11,853
        Machinery and equipment                              20,892        19,616
        Furniture and fixtures                                1,192         1,181
        Leasehold improvements                                1,369         1,216
        Construction in progress                                218           254
                                                           --------      --------

                                                             38,739        37,210
        Less accumulated depreciation and
        amortization                                        (18,431)      (15,843)
                                                           --------      --------

                                                           $ 20,308      $ 21,367
                                                           ========      ========

(4)    INCOME TAXES

       The provision for income taxes are primarily the result of local taxes in Puerto Rico related to the operations of BBII.

       Differences between expected income taxes calculated using the federal statutory rate of 35% in 1996 and 1995, and actual tax expense as disclosed in the accompanying consolidated statements of operations and accumulated deficit are attributable primarily to Puerto Rico income tax and tax benefits of operating losses not recognized, and the Puerto Rico and possession tax credit.

       The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below:

                                                                1996          1995
                                                              --------      --------

        Deferred tax assets:
           Operating loss carryforward                        $ 60,526      $ 53,932
           Accounts receivable reserves and allowances             996           597
           Accrued liabilities - not deductible for tax          1,464         1,884
           Long-term debt - OID difference                          --           536
                                                              --------      --------

                          Total gross deferred tax assets       62,986        56,949

        Less valuation allowance                               (54,088)      (48,079)
                                                              --------      --------

                          Net deferred tax assets             $  8,898      $  8,870
                                                              ========      ========

                           BUMBLE BEE SEAFOODS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


                                                                     1996       1995
                                                                   -------    -------
        Deferred tax liabilities:
           Property, plant and equipment, principally due to
             differences in depreciation                           $  504     $  554
           Inventory allowances                                       319        327
           Intangible assets                                        8,075      7,989
                                                                   ------     ------

                          Total gross deferred tax liabilities      8,898      8,870

                          Net deferred taxes                       $   --     $   --
                                                                   ======     ======

       During the years ended December 31, 1996 and 1995, the valuation allowance increased by $6,009 and $8,559, respectively. These changes in the valuation allowance are primarily related to the increase in operating loss carryforward amounts and the Company's historical levels of taxable income .

       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes that it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 1996. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income during the carryforward period are reduced.

       As of December 31, 1996, the Company has net operating loss carryforwards of approximately $154,811 for federal income tax reporting purposes are as follows:

                                                  OPERATING LOSS
                YEAR OF EXPIRATION                CARRYFORWARDS
            ----------------------------       ---------------------

                     2004                           $  7,587
                     2005                             28,547
                     2006                                289
                     2007                             43,642
                     2008                             17,903
                     2009                             17,635
                     2010                             17,088
                     2011                             22,120
                                                    --------

                                                    $154,811
                                                    ========

                           BUMBLE BEE SEAFOODS, INC.

       The Company has available for state tax reporting purposes operating loss carryforwards of approximately $90,601 as of December 31, 1996. The portion of the state tax carryforwards related to California are subject to a California law adopted in July 1991, which retroactively suspended utilization of California net operating loss carryforwards for the years ended 1992 and 1991. With respect to state net operating loss carryforwards incurred in California and suspended in 1992 and 1991, the carryforward period is extended for two years for losses incurred prior to 1991 and for one year for losses incurred in 1991. In 1993, California adopted a law reducing the net operating loss carryforward period from 15 years to 5 years, retroactive to loss years beginning with 1987.

(5)    EMPLOYEE BENEFIT PLANS

       The Company has a retirement savings plan under the provisions of
       Section 401(k) of the Internal Revenue Code as a benefit for employees. Company contributions consist of matching contributions and discretionary contributions, with the latter being determined by the Board of Directors. The contributions are placed in a trust. During the years ended December 31, 1996 and 1995, the Company charged approximately $219 and $216, respectively, to operations for this plan.

       BBII has a non-contributory defined benefit pension plan covering substantially all of its employees. The benefits are based on the employee's years of service and compensation prior to retirement. BBII's funding policy is to contribute an amount neither less than the ERISA minimum funding requirement nor more than the maximum that would be deductible for tax purposes. Assets of the plan consist primarily of certificates of deposits and mutual funds.

       Net pension costs for 1996, 1995 and 1994 include the following components:

                                                     1996       1995       1994
                                                    ------     ------     ------

          Service cost - benefits earned during
             the period                              $ 560      $ 551      $ 515
          Interest cost on projected benefit
             obligation                                345        321        258
          Actual return on plan assets                (341)      (343)      (208)
          Net amortization of prior service cost
             and deferral of net gain                   76        138         11
                                                     -----      -----      -----
                        Net pension cost             $ 640      $ 667      $ 576
                                                     =====      =====      =====

                           BUMBLE BEE SEAFOODS, INC.

       The following table sets forth the plan's funded status as of December 31, 1996 and 1995:

                                                                     1996         1995
                                                                   -------      -------
          Actuarial present value of benefit obligations:
             Vested benefits                                       $ 4,032      $ 4,015
             Nonvested benefits                                        390          330
                                                                   -------      -------

                        Accumulated benefit obligation             $ 4,422      $ 4,345
                                                                   =======      =======


          Projected benefit obligation                             ($5,382)     ($5,322)
          Plan assets at fair market value                           3,696        3,285
                                                                   -------      -------

                        Projected benefit obligation in excess
                          of plan assets                            (1,686)      (2,037)

          Unrecognized net (gain) loss                                 110          604
          Unrecognized prior service cost                               14           17
          Unrecognized transition obligation                            42           50
          Asset loss (gain)                                            (65)        (115)

                        Accrued pension cost                       ($1,585)     ($1,481)
                                                                   =======      =======

       Assumptions used in accounting for the pension plan as of December 31, 1996 and 1995 were:

          Discount rate                                                7.0%         7.0%
          Rate of increase in compensation                             4.0%         4.0%
          Expected rate of return on plan assets                       8.0%         8.0%

(6)    Notes Payable

       Notes payable are comprised of the following as of December 31, 1996 and 1995:

                                                                           1996         1995
                                                                         --------     --------

          Note payable A, prime rate plus 1.75%                            20,500       25,000
          Note payable B, prime rate plus 1.75%, with 0.5% increases on November 15, 1995 and each six-month anniversary
             thereafter                                                    30,000       30,000
          Subordinated note payable, including interest due at
             maturity of $6,650 and $2,150, respectively                   49,650       45,150

                                                                         --------     --------

                                                                         $100,150     $100,150
                                                                         ========     ========

       In May 1991, the Company negotiated amended and restated credit agreements. Under the terms of the agreements, UGI contributed $43,000 additional capital to BBSI. As restructured, the senior debt is secured by all assets of BBSI and by the shares of BBSI, and the subordinated debt is secured by the shares of BBSI and guaranteed by UGI.

                           BUMBLE BEE SEAFOODS, INC.

       Note payable A was for an original amount of $55,500 and bears interest at the prime rate plus 1.75% (10.0% and 10.5% at December 31, 1996 and 1995, respectively) with scheduled quarterly installments and a final payment of $20,500 due on May 15, 1996. Note payable B was for $30,000 and bears interest at the bank's prime rate plus 1.75% (11.5% and 12.0% at December 31, 1996 and 1995, respectively) with interest payable monthly and increasing 0.5% per annum each six-month period beginning November 15, 1995, due on May 15, 1996.

       Under terms of the amended and restated subordinated credit agreement, the $65,000 due plus accrued interest of $7,382 at May 15, 1991 was reduced by a cash payment of $22,000 with the remaining principal balance converted into a note payable of $43,000. The note included no interest for four years and simple interest at 5% in the fifth year, principal and interest due on May 16, 1996.

       The terms of the amended and restated credit agreement include a revolving loan facility with a maximum credit availability of $71,000 at the prime rate plus 1.75% (10.0% and 10.5% at December 31, 1996 and 1995, respectively). The amount outstanding under the revolving line of credit was $70,111 and $68,313 at December 31, 1996 and 1995,
       respectively.

       On May 15, 1996, the Company received notice from the lenders indicating it was in default of the credit agreement and that all amounts due under the notes were immediately due and payable. The notice further indicated that although the lenders are entitled to immediately cease making advances under the revolving line of credit, they would continue to make advances to the Company at their discretion on a day-to-day basis for working capital purposes. The Company has subsequently received notice from the lenders indicating that such advances will continue up to the earlier of (a) April 25, 1997, or (b) five business days after the termination in writing by any of the parties to the sale transaction described in Note 10. Additionally, under the terms of the notice, the Company continues to accrue the additional 3% penalty interest on the outstanding loans. In February 1997, the Company paid $5,970 of the accrued penalty interest; any additional penalty interest will be payable when the loans are paid in full.

       During October 1995, the Company received from its subordinated lender notice of acceleration, due to the senior note default, declaring the unpaid portion of $43,000 and the accrued interest thereon immediately due and payable. The notice also modified the interest rate so that interest accrues at 2% over prime. On May 16, 1996, the subordinated note became due and payable in full and as a result of non-payment, the Company is in default. The Company's subordinated lender has orally indicated to management its intent to forbear, for an unspecified period of time, from enforcing certain of its rights that arise because of the default.

       Management is pursuing a transaction, discussed more fully in Note 10, to sell substantially all of the assets of the Company in order to satisfy, in part, the debt obligations. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                           BUMBLE BEE SEAFOODS, INC.

(7)    RELATED PARTY TRANSACTIONS

       The Company purchases canned tuna and frozen tuna loins under agreements with Unicord Public Company Limited. During the years ended December 31, 1996, 1995 and 1994, the Company purchased $0, $3,198 and $46,850, respectively, of products under the above described agreements. In conjunction with these purchases, the Company issued trade acceptances to foreign banks, which advanced funds to Unicord Public Company Limited upon shipment of the product. Included in trade and other accounts payable are amounts due to foreign banks under these trade acceptance arrangements totaling approximately $27,831 as of December 31, 1996 and 1995. Net accounts payable due to Unicord Public Company Limited related to the above purchases as of December 31, 1996 and 1995 were $7,062 and $7,514, respectively. In addition, the Company purchases canned tuna and frozen tuna loins from SEAFMAN. Total purchases from SEAFMAN during the years ended December 31, 1996, 1995 and 1994 were $11,832, $11,377 and
       $10,436, respectively. Net accounts payable related to the above purchases at December 31, 1996 and 1995 were $583 and $1,922, respectively.

(8)    COMMITMENTS AND CONTINGENCIES

       Lease Agreements

       As of December 31, 1996, the Company had noncancelable lease commitments for certain buildings and equipment which are accounted for as operating leases and expire at various dates through 2005. Rent expense for the years ended December 31, 1996, 1995 and 1994 was approximately $2,201, $2,261 and $2,227, respectively.

       The Company has also agreed to make payments under lease agreements for the use of certain production machinery and equipment. The agreements require fixed payments plus additional sums based on output. Total payments made under these arrangements for the years ended December 31, 1996, 1995 and 1994 amounted to $300, $339 and $315, respectively.

       The future minimum rental payments under these agreements are as follows:

        YEAR ENDING DECEMBER 31,
        ------------------------

                1997                                       $1,846
                1998                                        1,557
                1999                                        1,354
                2000                                        1,278
                2001                                        1,317
                Thereafter                                  1,373
                                                           ------
                Total                                      $8,725
                                                           ======

                           BUMBLE BEE SEAFOODS, INC.

       Purchase Commitments

       In connection with its business, the Company and BBII routinely enter into commitments relating to the purchase of certain finished goods and raw fish. As of December 31, 1996, aggregate future commitments for such purchases are estimated to be $15,716. These commitments expire on August 31, 1997. The Company expects such purchase commitments to approximate market value and does not anticipate any losses related to the commitments.

       Legal Matters

       The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, based in part upon advice from legal counsel, the ultimate disposition of these other matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(9)    SUBSEQUENT EVENT

       On July 1, 1997, International Home Foods, Inc. ("IHF") consummated the acquisition of substantially all of the assets (the "Assets") of the Company, pursuant to the terms of an Asset Purchase and Sale Agreement dated as of May 1, 1997 (the "Agreement") by and among the Company and IHF and its wholly-owned subsidiary, Bumble Bee Acquisition Corporation. The aggregate consideration paid for the assets was approximately $160 million in cash and the assumption of certain liabilities of the Company, including trade payables and certain accrued liabilities. The Assets consist primarily of inventory, accounts receivable, property, plant and equipment and trademarks formerly used by the Company for the processing and marketing of canned seafood products, principally tuna and salmon, including processing facilities in Puerto Rico and California. The transaction was approved by an order of the Federal Bankruptcy Court for the Southern District of California on June 19, 1997, as part of the bankruptcy proceedings of the Company.

       In conjunction with this transaction the Company has evaluated its long-lived assets for impairment as required by SFAS No. 121. Based on management's analysis of the expected consideration to be received and the carrying amount of the net assets to be disposed of in the transaction, the Company has determined that the carrying amount of goodwill exceeds the estimated fair value by $63,000. Accordingly, the Company has recorded a charge of $63,000 in the accompanying consolidated statement of operations for the year ended December 31, 1996 related to the write-down of goodwill due to impairment.

                         INTERNATIONAL HOME FOODS, INC.

                              INDEX TO FORM 8-K/A



(b)  PRO FORMA FINANCIAL INFORMATION.

The following unaudited Pro Forma financial information required pursuant to
Article 11 of regulation S-X is filed with this amendment to the Company's Form 8-K which was previously filed on July 16, 1997.


                                                                                   Page No.
                                                                                   --------

         Basis of Presentation                                                       18

         Unaudited Pro Forma Condensed Consolidated Balance                          19
               Sheet - June 30, 1997

         Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet           20-21

         Unaudited Pro Forma Condensed Consolidated Statement
               of Operations - Year Ended December 31, 1996                          22

         Unaudited Pro Forma Condensed Consolidated Statement
              of Operations - Six Months Ended June 30, 1997                         23

         Notes to Unaudited Pro Forma Condensed Consolidated Statement of
            Operations                                                               24

                         INTERNATIONAL HOME FOODS, INC.
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION



The following unaudited pro forma combined financial statements (the "Unaudited Pro Forma Condensed Consolidated Financial Statements") of the Company give effect to (A) the acquisition of substantially all of the assets of Bumble Bee Seafoods, Inc. and its wholly-owned subsidiaries, Bumble Bee International, Inc., Santa Fe Springs Holding Company, and Commerce Distributing Company (the "Acquisition") effectively July 1, 1997 and (B) the borrowings under the amended loan facility (the "Loan Facility"), as amended and restated as of July 1, 1997 consisting of a $737 million term loan and a $140 million revolving credit facility. The acquired/assumed assets and liabilities of Bumble Bee Seafoods, Inc. and its wholly-owned subsidiaries by International Home Foods, Inc. is herein referred to as Bumble Bee ("Bumble Bee"). The unaudited pro forma adjustments are based on available information and certain assumptions that the Company believes are reasonable.

The Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared to give effect to the Acquisition and the amendment to the Loan Facility (and the application of the net proceeds therefrom) as though such transactions had occurred as of June 30, 1997, for the balance sheet and for the period beginning January 1, 1996, for the statement of operations. The acquisition of Bumble Bee was accounted for using the purchase method of accounting. The total purchase price of Bumble Bee was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values. The allocation of the Bumble Bee purchase price reflected in the Unaudited Pro Forma Condensed Consolidated Financial Statements is preliminary and is subject to change upon finalization.

The Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to be indicative of what the Company's financial position or results of operations would actually have been had the Acquisition and the amendment to the Loan Facility been completed on such date or at the beginning of the periods indicated or to project the Company's results of operations for any future period. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the accompanying notes and the historical financial statements of the Company (previously filed with the Securities and Exchange Commission) and the financial statements and notes of Bumble Bee Seafoods, Inc. contained herein.

                         INTERNATIONAL HOME FOODS, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                             Historical
                                                                     ----------------------------
                                                                                     Bumble Bee      Pro Forma        Pro Forma
                                                                       IHF, Inc.    Seafoods, Inc    Adjustments     Consolidated
                                                                     -----------    -------------    -----------     ------------
ASSETS

Current Assets
         Cash and cash equivalents                                   $    74,549      $   2,443      $ (58,675)  (b) $    18,317
         Accounts Receivable, net                                         50,533         29,419             --            79,952
         Inventories                                                     111,710         61,621          2,356   (a)     175,687
         Other current assets                                              4,841         15,679        (12,590)  (c)      7,930
         Deferred income taxes                                            13,389             --             --            13,389
                                                                     -----------      ---------      ---------       -----------
                  Total current assets                               $   255,022      $ 109,162      $ (68,909)      $   295,275


         Property, plant and equipment                                   185,398         18,986          1,617   (a)     206,001
         Intangible assets, net                                          151,040         71,967          7,454   (d)     230,461
         Deferred income taxes                                           341,211             --             --           341,211
         Other assets                                                     29,620          2,718          3,174   (f)      35,512
                                                                     -----------      ---------      ---------       -----------
                  Total assets                                       $   962,291      $ 202,833      $ (56,664)      $ 1,108,460
                                                                     ===========      =========      =========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
         Due to banks                                                $     6,883      $      --      $      --       $     6,883
         Note payable-revolve                                                 --         67,626        (37,626)   (e)     30,000
         Note payable to Unicord                                              --         44,509        (44,509)   (c)         --
         Current portion of long term debt                                28,500         93,500        (85,500)   (e)     36,500
         Accounts payable                                                 21,047         13,729             --            34,776
         Accrued salaries, wages and benefits                             13,262          4,112             --            17,374
         Accrued advertising and promotion                                45,522         14,214             --            59,736
         Accrued interest                                                 11,290          9,312         (9,312)   (c)     11,290
         Other accrued liabilities                                        36,648          6,580         (2,466)   (c)     40,762
                                                                     -----------      ---------      ---------       -----------
                  Total current liabilities                          $   163,152      $ 253,582      $(179,413)      $   237,321

         Long term debt                                                1,028,500             --         72,000    (e)  1,100,500
         Postretirement benefits obligation                               18,039             --             --            18,039
         Other noncurrent liabilities                                         --             --             --                --
                                                                     -----------      ---------      ---------       -----------
                  Total liabilities                                  $ 1,209,691      $ 253,582      $(107,413)      $ 1,355,860

STOCKHOLDERS' DEFICIENCY

         Preferred stock-par value $.01 per share; authorized,
             100,000,000 shares; no shares issued or outstanding
         Common stock - par value $.01 per share; authorized,
             1,900,000,000 shares; issued and outstanding
             330,000,000 shares                                            3,300             35            (35)   (g)      3,300
         Additional paid-in capital                                     (263,999)       121,965       (121,965)   (h)   (263,999)
         Retained earnings (Accumulated deficit)                          15,299       (172,749)       172,749)   (l)     15,299
         Foreign currency translation adjustment                          (2,000)            --             --            (2,000)
                                                                     -----------      ---------      ---------       -----------
             Total stockholders' deficiency                             (247,400)       (50,749)        50,749          (247,400)
                                                                     -----------      ---------      ---------       -----------
         Total liabilities and stockholders' deficiency              $   962,291      $ 202,833      $ (56,664)      $ 1,108,460
                                                                     ===========      =========      =========       ===========



See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

                         INTERNATIONAL HOME FOODS, INC.
            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)



(a) To record the excess of cost over fair value of net assets acquired resulting from the preliminary purchase price allocation as follows:

         Purchase price in cash                                                             $  53,058
         Increase in Loan Facility                                                            110,000
                                                                                            ---------
              Total cost of acquisition including transaction fees                          $ 163,058

         Less acquired assets:
              Current assets                                                                   94,129
              Property, plant and equipment                                                    18,986
              Intangibles                                                                      20,941
              Other assets                                                                      2,718
         Liabilities assumed                                                                  (36,169)
                                                                                            ---------
    Excess of cost over net assets acquired                                                 $  62,453
                                                                                            =========

    The excess of cost over net assets acquired of $62,453 has been allocated on a preliminary basis as follows:

              Inventory                                                                      $  2,356
              Property, plant and equipment                                                     1,617
              Intangible assets/Bumble Bee trade name                                          31,559
              Goodwill                                                                         26,921
                                                                                             --------
                                                                                             $ 62,453
                                                                                             ========

(b)  Cash
         Purchase price from available IHF, Inc. cash (see note (a)                         $ (53,058)
         Cash excluded from acquisition                                                        (2,443)
         Cash paid for deferred financing fees (see note (f)                                   (3,174)
                                                                                            ---------
                                                                                            $ (58,675)
                                                                                            =========

(c) The adjustments reflect the elimination of the following certain assets/liabilities not acquired/assumed in connection with the acquisition:

         Assets
              Other current assets                                                          $ (12,590)
         Liabilities
              Interest payable                                                                 (9,312)
              Other accrued liabilities                                                        (2,466)
              Notes payable to Unicord                                                        (44,509)

(d)  Intangible assets:

         Allocation of excess purchase price to the Bumble Bee trade name
               (see note (a)                                                                $  31,559
         Goodwill resulting from acquisition of Bumble Bee (see note (a)                       26,921
         Elimination of Bumble Bee Seafoods Inc. historical organizational cost                (8,015)
         Elimination of Bumble Bee Seafoods Inc. historical goodwill                          (43,011)
                                                                                            ---------
                                                                                            $   7,454
                                                                                            =========

                         INTERNATIONAL HOME FOODS, INC.
             NOTES TO PRO FORMA COMBINED BALANCE SHEET (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)




(e) The adjustment to debt reflects additional debt under the Loan Facility and the elimination of liabilities not assumed in connection with the acquisition as follows:

         Liability not assumed - notes payable - revolver                                   $ (67,626)
         Increase in notes payable - revolver related to Loan Facility                         30,000
                                                                                            ---------
                                                                                            $ (37,626)
                                                                                            =========

         Liability not assumed - current portion of long term debt                          $  93,500)
         Increase in current portion of long term debt related to Loan Facility                 8,000
                                                                                            ---------
                                                                                            $ (85,500)
                                                                                            =========

         Increase in long term debt related to Loan Facility                                $  72,000
                                                                                            =========


(f) The adjustment reflects the capitalized deferred financing fees of $3,174 associated with the Loan Facility.

         Other assets                                                                       $   3,174
                                                                                            =========


(g)  Common Stock:
         Elimination of historical Bumble Bee Seafoods, Inc. common stock                   $     (35)
                                                                                            =========


(h)  Additional paid-in capital:
         Elimination of historical Bumble Bee Seafoods, Inc. paid-in capital                $(121,965)
                                                                                            =========

(I)  Retained earnings:
         Elimination of historical Bumble Bee Seafoods, Inc. retained earnings              $ 172,749
                                                                                            =========

                         INTERNATIONAL HOME FOODS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                              FOR YEAR ENDED DECEMBER 31, 1996
                                               ----------------------------------------------------------

                                                       Historical
                                               --------------------------
                                                             Bumble Bee      Pro Forma        Pro Forma
                                               IHF, Inc.   Seafoods, Inc.   Adjustments      Consolidated
                                               ---------   --------------   -----------      ------------

Net sales                                      $ 942,792     $ 395,607             --        $ 1,338,399
Cost of sales                                    444,879       275,678          2,518   (a)      723,075
    Gross profit                                 497,913       119,929         (2,518)           615,324
Marketing expenses                               191,527        89,490             --            281,017
Selling, general and administrative expense      150,536        21,400             --            171,936
Amortization and write-down of goodwill            2,675        67,373        (63,012)  (b)        7,036
                                               ---------     ---------      ---------        -----------
Operating (loss) income                          153,175       (58,334)        60,494            155,335
Interest expense                                  17,072        19,322         (9,879)  (c)       26,515
Other income (expense) net                           177           127             --                304
                                               ---------     ---------      ---------        -----------
Income (loss) before taxes                       136,280       (77,529)        70,373            129,124
Provision for income taxes                        53,319           439          2,949   (d)       56,707
                                               ---------     ---------      ---------        -----------
Net (loss) income                              $  82,961     $ (77,968)     $  67,424        $    72,417
                                               =========     =========      =========        ===========

Net income per common share
    (330,000 shares outstanding)               $    0.25                                     $      0.22
                                               =========                                     ===========



See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

                         INTERNATIONAL HOME FOODS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)




                                                            FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                                -----------------------------------------------------------
                                                       Historical
                                                -------------------------
                                                             Bumble Bee       Pro Forma         Pro Forma
                                                IHF, Inc.  Seafoods, Inc.    Adjustments       Consolidated
                                                --------- ---------------    -----------       ------------


Net sales                                       $494,422     $ 144,440      $      --         $ 638,862
Cost of sales                                    230,794       127,521             81    (a)    358,396
                                                --------     ---------      ---------         ---------
    Gross profit                                 263,628        16,919            (81)          280,466
Marketing expenses                               109,254         7,301             --           116,555
Selling, general and administrative expense       76,020        11,964             99    (b)     88,083
                                                --------     ---------      ---------         ---------
Operating (loss) income                           78,354        (2,346)          (180)           75,828
Interest expense                                  51,765        10,041         (5,552)   (c)     56,254
Other income (expense) net                         1,572        (1,631)            --               (59)
                                                --------     ---------      ---------         ---------
Income (loss) before taxes                        28,161       (14,018)         5,372            19,515
Provision for income taxes                        11,264           183          2,149    (d)     13,596
                                                --------     ---------      ---------         ---------
Net (loss) income                               $ 16,897     $ (14,201)     $   3,223         $   5,919
                                                ========     =========      =========         =========

Net income per common share
    (330,000 shares outstanding)                $  0.05                                       $    0.02
                                                =======                                       =========


See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

                         INTERNATIONAL HOME FOODS, INC.
       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


(a) Adjustment to cost of sales reflects the impact of adjusting inventory to estimated fair value and an increase in depreciation resulting from the adjustment of property, plant, and equipment to estimated fair value. Property, plant and equipment is depreciated over approximately 10 years.

                                                              YEAR ENDED             SIX MONTHS
                                                              DECEMBER 31,              ENDED
                                                                 1996               JUNE 30, 1997
                                                              ------------          -------------

          Fair value adjustment of inventory                    $2,356                    $--
                                                                ------                    ---
          Increase in depreciation expense                         162                     81

                                                                $2,518                    $81
                                                                ======                    ===

(b) Adjustment records the amortization of goodwill associated with the Acquisition, the increase in the amortization of the Bumble Bee trade name reduced by the elimination of the write-down and amortization of Bumble Bee Seafoods, Inc. historical goodwill and organizational costs. Preexisting goodwill on the Bumble Bee Seafoods, Inc. historical financial statements is directly affected by the Acquisition and, accordingly,the related amortization and the write-down of goodwill have been eliminated. Goodwill and the Bumble Bee trade name are amortized over 40 years and 10 years, respectively.

                                                                              YEAR ENDED                 SIX MONTHS
                                                                             DECEMBER 31,                  ENDED
                                                                                1996                    JUNE 30, 1997
                                                                             ------------               -------------

          Increase in goodwill amortization                                   $    673                     $   337
          Amortization of Bumble Bee trade name                                  3,156                       1,578
          Elimination of the Bumble Bee Seafoods, Inc.
               historical goodwill and organizational cost
               amortization                                                    (66,841)                     (1,816)
                                                                              --------                     -------
                                                                              $(63,012)                    $    99
                                                                              ========                     =======

(c) Adjustment reflects interest associated with the additional borrowings under the loan facility for the acquisition, amortization of deferred financing fees and the elimination of interest related to the pre-acquisition indebtedness of Bumble Bee Seafoods,Inc.

                                                                         YEAR ENDED           SIX MONTHS
                                                                        DECEMBER 31,            ENDED
                                                                           1996             JUNE 30, 1997
                                                                        ------------        -------------
              Loan Facility
              Revolving Credit Facility @ 9.5%                          $  2,850             $  1,425
              Term Loan Tranche A @ 7.91%                                  6,041                2,788
                                                                        --------             --------
              Interest expense                                             8,891                4,213
              Amortization of deferred financing fees (1)                    552                  276
                                                                        --------             --------
              Pro forma interest expense                                   9,443                4,489
              Elimination of Bumble Bee Seafoods, Inc.
                   historical interest expense                           (19,322)             (10,041)
                                                                        --------             --------
              Net adjustment                                            $ (9,879)            $ (5,552)
                                                                        ========             ========


              (1) Adjustment reflects the amortization of deferred financing fees associated with the loan facility. Deferred financing fees are amortized by the effective interest method over the term of the related debt.
              (2) The effects of a 1/8% increase or decrease in interest rates would increase or decrease total interest expense by approximately $95 and $44 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, and would increase or decrease net income by approximately $38 and $18 in the same periods.

(d) The tax effects of the pro forma adjustments is based on the estimated applicable combined effect tax rate of 40% for the periods presented. The pro forma adjustment related to the elimination of the write-down of Bumble Bee Seafood, Inc. historical goodwill ($63,000) is not tax effected.




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

                        INTERNATIONAL HOME FOODS, INC.
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                   SIGNATURES


Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                International Home Foods, Inc.
                                                         (Registrant)

                                                -------------------------------
  Date:     ________, 1997                            C. Dean Metropoulos
                                                   Chairman of the Board and
                                                        Chief Executive

                                                -------------------------------
  Date:     ________, 1997                              N. Michael Dion
                                                   Senior Vice President and
                                                    Chief Financial Officer



                                      25